Contacts: Investors/Analysts
Julie Prozeller
FD
212-850-5721
alliancedata@fd.com

Media
Shelley Whiddon
Alliance Data
214.494.3811
Shelley.Whiddon@AllianceData.com

FD
Kerry Guiliano
617.747.3603
Kerry.Guiliano@fd.com

Alliance Data Reports Third-Quarter Results

• Revenue Increases 14 Percent to over $700 million
• EPS Increases 16 Percent

Dallas, TX, October 20, 2010 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the third quarter ended September 30, 2010.

THIRD QUARTER SUMMARY
(in millions, except per share amounts)

	Three Months Ended September 30,
			Pro Forma
	2010	2009	2009 (a)
Revenue	$702.4	$481.4	$615.9
Income from continuing operations	53.0	45.3
Net income	53.0	45.8
Income from continuing operations per diluted share	$0.96	$0.82
Net income per diluted share	$0.96	$0.83
Diluted shares outstanding	55.2	55.1

Supplemental Non- GAAP Metrics: (b)
Adjusted EBITDA	$218.9	$140.1	$175.1
Core earnings per diluted share	$1.55	$1.39

(a)	Refer to our Form 8-K filed March 31, 2010 for the calculation of pro forma 2009 amounts. All comparisons herein are to pro forma 2009 where applicable.

(b)	See “Financial Measures” below for a discussion of adjusted EBITDA, core earnings per diluted share and other non-GAAP financial measures.

Revenue increased 14 percent to $702 million for the third quarter of 2010, the second consecutive quarter of double-digit revenue growth. While the economic environment remains uneven, the Company’s revenue growth rates have been steadily returning to pre-recessionary levels. Adjusted EBITDA increased 25 percent to $219 million for the third quarter of 2010. Adjusted EBITDA margin increased to 31 percent for the third quarter of 2010, up from 28 percent in the third quarter of 2009, driven by strong performance in the Company’s Private Label segment.

Net income per diluted share (EPS) increased 16 percent to $0.96, and core earnings per diluted share (core EPS) increased 12 percent to $1.55 for the third quarter of 2010, exceeding the Company’s guidance of $1.52. In addition, the third quarter of 2009 included a $12 million tax benefit related to the resolution of uncertain tax positions during the period. Adjusting the third quarter of 2009 to exclude that tax benefit, EPS and core EPS increased 55 percent and 31 percent, respectively, from the third quarter of 2009.

Diluted shares outstanding were 55.2 million for the third quarter of 2010, essentially flat compared to prior year quarter. The Company’s repurchase of approximately 0.9 million outstanding shares during the third quarter was offset by an increase in the assumed conversion of convertible senior notes, which varies based on the Company’s average per share price for the quarter.

Ed Heffernan, president and chief executive officer, commented, “Our performance for the quarter was strong with mid-teens revenue growth driven by Private Label and Epsilon while, as expected, revenue growth moderated at LoyaltyOne. Also, with EPS up 55 percent and core EPS up 31 percent from adjusted 2009, solid operating leverage continued.

“These results show the strength and resiliency of our business model, which has never required all three business units to be cycling up at the same time to achieve solid financial results. During the great recession of 2008 and 2009, while Private Label fought through a challenging funding environment and rising credit losses, Epsilon and LoyaltyOne drove solid earnings growth – core EPS up 14 percent in 2008 and 17 percent in 2009. Now, with LoyaltyOne focused on returning issuance growth to pre-recession levels, Private Label and Epsilon are driving double-digit revenue and core EPS growth for 2010. Financial performance should accelerate when all three business units cycle upward, which we expect by the second-half of 2011.”

SEGMENT REVIEW

LoyaltyOne: Revenue increased 4 percent to $184 million and adjusted EBITDA decreased 13 percent to $46 million compared to the third quarter of 2009. As expected, adjusted EBITDA declined from the third quarter of 2009 due to the timing issues discussed below. A stronger Canadian dollar added approximately $10 million and $3 million to revenue and adjusted EBITDA, respectively, from the third quarter of 2009.

Revenue for our Canadian operations was CDN$189 million, down 2 percent from the third quarter of 2009, primarily due to a CDN$7 million or 6 percent decrease in redemption revenue. A 9 percent increase in AIR MILES reward miles redeemed, which increased redemption revenue by CDN$11 million, was offset by a CDN$18 million decrease in amortized profit related to the conversion of a certain split-fee to non split-fee program.

Total expenses for our Canadian operations increased to CDN$139 million, up 2 percent from the third quarter of 2009. The increase was primarily due to the cost of redemptions associated with the 9 percent increase in AIR MILES reward miles redeemed during the third quarter of 2010.

Adjusted EBITDA for our Canadian operations was down CDN$9 million, or 15 percent, due to the runoff of the amortized profit as partially offset by higher gross margins on AIR MILES reward miles redeemed. The Company believes the decline in adjusted EBITDA will recover as AIR MILES reward miles issuances return to historical levels. Based upon AIR MILES reward miles issuance forecasts, the negative impact of this timing issue should moderate by mid-2011.

AIR MILES reward miles issued during the third quarter of 2010 decreased 4 percent compared to the third quarter of 2009. The decline is due to reduced promotional activity in the grocer sector and generally flat consumer credit card spending compared to the prior corresponding quarter. The Company expects a similar year-over-year decline in the fourth quarter of 2010. The negative impact associated with these items, which began at the beginning of the year, should anniversary at the start of 2011.

During the quarter, LoyaltyOne announced multi-year sponsor renewals with Manitoba Liquor Control Commission, a sponsor since 1998, and Newfoundland and Labrador Liquor Corporation, a sponsor since 2006. In addition, the Dotz coalition loyalty program in Brazil, which the Company has an approximate 30 percent ownership interest, continues to develop with 26 participating sponsors and approximately 380,000 collectors signed. Dotz is in the process of securing long-term agreements with select major sponsors, while preparing for a national rollout with them in early 2011.

Epsilon: Revenue increased 29 percent to $171 million, and adjusted EBITDA increased 25 percent to $44 million compared to the third quarter of 2009. Adjusted EBITDA margin decreased slightly to 26 percent for the third quarter of 2010 compared to the third quarter of 2009.

Revenue in the database/digital businesses, which represent approximately two-thirds of Epsilon, increased 23 percent from the third quarter of 2009. The increase was driven by several significant launches during the quarter – VISA, Abbott Diabetes, Staples and GE Money. Revenue in the data/other businesses increased 38 percent from the third quarter of 2009. Abacus, a large catalog coalition database, achieved double-digit revenue growth during the third quarter of 2010, continuing the positive trend from the first half of 2010. The acquisition of the Direct Marketing Services (DMS) division of Equifax, Inc. completed July 1, 2010 added approximately two-thirds of the 38 percent revenue growth for the third quarter of 2010.

Total expenses increased 31 percent to $129 million for the third quarter of 2010. The increase is principally due to expenses assumed with the DMS acquisition and higher payroll costs, which support both current and future revenue growth as new wins are launched. As a percent of revenue, total expenses increased approximately 80 basis points from the third quarter of 2009, primarily due to redundant/integration expenses attributable to the DMS acquisition.

Major signings and renewals continued with new multi-year expansion agreements with Dell, Inc. to advance its strategic email marketing program in support of the small and medium business division and with Unilever to host and manage its consumer database and provide integrated multichannel marketing services, as well as a multi-year renewal agreement with JPMorgan Chase to continue providing digital marketing services in support of JPMorgan Chase’s Credit Card Services group.

Overall, the outlook for Epsilon’s business remains strong as the major offerings continue to demonstrate positive momentum. Specifically, the database/digital business continues to reap the benefits of strong new client wins, producing a solid implementation stream throughout 2010. In addition, Abacus’ continued growth demonstrates a return to stability in retail and catalog marketing budgets. This trend suggests a positive economic outlook from these key verticals, reinforcing the value of data-driven, ROI-based marketing strategies in the overall marketing mix. Finally, the DMS acquisition, which has been fully integrated, augments the Company’s data offerings, enhancing cross product revenue opportunities.

Private Label Services and Credit: Revenue increased 16 percent to $350 million and adjusted EBITDA increased 40 percent to $144 million compared to the third quarter of 2009. Adjusted EBITDA margin increased 700 basis points to 41 percent compared to the third quarter of 2009.

Revenue growth of approximately $49 million for the third quarter of 2010 was driven by a 16 percent increase in average credit card receivables coupled with a 200 basis point expansion in gross yield to 26.7 percent, which, together, increased net finance charges by approximately $60 million. Partially offsetting this increase was an $11 million reduction in transaction revenue.

Provision for loan losses totaled $90 million, down 10 percent from $100 million in the third quarter of 2009. The decline reflected the continued improvement in credit quality of the credit card receivables. Loan loss reserves aggregated $515 million at September 30, 2010, or 10.5 percent of ending total receivables. Other expenses increased to $117 million, up 16 percent from the third quarter of 2009. In particular, payroll costs increased 17 percent due to additional headcount supporting overall growth and the addition of a customer call center.

Portfolio funding costs, including securitization funding costs and interest expense on certificates of deposit, was $50 million for the third quarter of 2010, or 4.1 percent of average credit card receivables. The funding rate is consistent with the third quarter of 2009.

Credit trends are positive. Principal charge-offs were 8.3 percent of average total receivables, improving from 9.4 percent for the third quarter of 2009. Charge-off rates continue to trend lower as, due to the length and severity of the recession, there is no longer a direct correlation between loan loss rates and unemployment levels. Delinquency rates, a good predictor of future losses, improved slightly to 6.1 percent of principal receivables at September 30, 2010 from 6.2 percent at September 30, 2009. Delinquency rates continue to trend downward on a seasonally adjusted basis. Finally, cardholder spending has slowed from the first half of 2010. For the third quarter of 2010, credit sales increased 7 percent, driven primarily by new credit card portfolios.

The Company continued efforts to grow its Private Label segment during the quarter, signing a multi-year agreement with David’s Bridal, the nation’s largest specialty retailer of bridal gowns and accessories, to provide private label credit card and marketing services as well as a multi-year agreement with MyPoints, a leading on-line loyalty marketing service, to launch a co-brand credit card program. Both are new programs which will ramp-up over the next three years.

The new Federal Reserve Board guidelines on late fees that can be charged by financial institutions became effective August 22, 2010. The initial implementation of the new guidelines lowered the Company’s average late fee by approximately 10 percent per instance for the latter part of August and September, compared to the prior year periods, reducing late fee revenue for the third quarter of 2010 by approximately $3 million. The Company has since changed minimum payments and modified late fee structures effective for billing cycles beginning in November 2010, returning the Company’s average late fee to historical levels.

As of September 30, 2010, at the bank subsidiary level, excess liquidity totals $3.0 billion, including $274 million of cash, and regulatory capital ratios exceed well capitalized minimums. Cash is currently being held at the Company’s bank subsidiaries to support regulatory capital requirements.

Corporate Liquidity

Corporate liquidity remains strong at approximately $500 million, representing $117 million of cash outside the Company’s bank subsidiaries and $380 million of available borrowing capacity.
The key covenant ratio, core debt to operating cash flow, was 2.5 to 1 at September 30, 2010, substantially below the covenant ratio of 3.75 to 1.

Overall liquidity increased approximately $100 million from the second quarter of 2010, as the Company closed on a new $236 million term loan during the third quarter of 2010. Approximately $117 million was used to fund the acquisition of DMS.

Stock Repurchase Program

During the third quarter of 2010, the Company announced the expansion and extension of its stock repurchase program. The new repurchase program authorizes the repurchase of up to $400 million of the Company’s common stock through the end of 2011. The program increases the Company’s combined repurchase authorizations to approximately $2.0 billion, of which approximately $1.6 billion has been used to purchase approximately 31 million shares, representing approximately 38 percent of the Company’s fully diluted shares outstanding when this program began in 2008. To date, no repurchases have been made under this new program.

For the year, the Company has acquired 1.4 million of its outstanding common shares for aggregate consideration of approximately $77 million.

2010 Fourth Quarter and 2011 Outlook

Fourth Quarter 2010: The Company expects double-digit growth in both revenue and adjusted EBITDA for the fourth quarter of 2010. Core EPS is expected to approximate $1.40, a 16 percent decrease compared to the prior year’s fourth quarter. Excluding $0.46 of infrequently occurring items from the fourth quarter of 2009, guidance represents a 16 percent year-over-year increase. Overall, the Company continues to track to at least $5.70 core EPS for 2010, a 10 percent increase over 2009. Excluding $0.52 of infrequently occurring items from 2009, 2010 guidance represents a 23 percent increase from 2009.

Expectations by business segment for the fourth quarter of 2010 are:

•	LoyaltyOne: approximately 5 percent growth in revenue and approximately 20 percent reduction in adjusted EBITDA compared to the fourth quarter of 2009; full year adjusted EBITDA is expected to approximate 2009 actual results, up from previous guidance of down mid-single digits for 2010.

•	Epsilon: expected growth of at least 20 percent in revenue and adjusted EBITDA compared to the fourth quarter of 2009.

•	Private Label: at least 5 percent growth in revenues and adjusted EBITDA from normalized fourth quarter of 2009 (excludes $28 million of infrequently occurring gains); average credit card receivables are expected to be flat year-over-year as new programs anniversary and remaining core growth is masked by the burn-off of cancelled programs (e.g., poor performance, client bankruptcy); the provision for loan losses will increase from the third quarter of 2010 due to the seasonal buildup in credit card receivables and will exceed actual loan loss charge-offs during the quarter; under the new accounting rules effective for 2010, this will be a typical seasonal trend going forward with provision for loan losses generally equal to or below loan loss charge-offs in the first three quarters and above for the fourth quarter of each year; this seasonal trend will generally dampen fourth quarter adjusted EBITDA as well as EPS and core EPS.

2011: The Company’s initial guidance for 2011 is based on current market trends and excludes any benefit from potentially significant acquisitions. Guidance will be refined as necessary as 2011 unfolds. Initial guidance for 2011 is for at least 8 percent growth in revenue and 34 percent and 18 percent growth in EPS and core EPS, respectively.

GUIDANCE
(in millions, except per share amounts)

	2010	2011	Increase
Revenue	$2,800	$3,000	8%
EPS	$3.48	$4.66	34%
Core EPS	$5.70	$6.75	18%
Diluted shares	55.6	56.0	1%

Expectations by business segment for 2011 are:

•	LoyaltyOne: mid single-digit growth in both revenue and adjusted EBITDA; AIR MILES reward miles issuances increase approximately 5 percent from 2010; grow-over from amortized profit anniversaries in second-half of 2011; and increased international growth investment to 2010, which is expected to incrementally lower EPS and core EPS by approximately 10 cents.

•	Epsilon: record signings over the past two years will drive the strongest growth rates in the Company; expectations are for double-digit organic growth in both revenue and adjusted EBITDA; DMS acquisition adds approximately 5 percent to revenue growth.

•	Private Label: high single-digit growth in revenue and mid-teens growth in adjusted EBITDA despite assumption that unemployment will remain in the 9 percent range. Other expectations are for: a 5 percent increase in ending credit card receivables driven by core growth and new signings; a 70 basis point improvement in principal charge-off rates; stable funding rates; no portfolio acquisitions; two yet unsigned start-up credit card programs; and dividends will resume to parent company from the bank subsidiaries.

•	Overall: the Company expects free cash flow will approximate $400 million or approximately $7.15 per diluted share in 2011.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on October 20, 2010 at 5:00 p.m. (Eastern Time) to discuss the Company’s third quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “15964235”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on October 27, 2010.

About Alliance Data

Alliance Data (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$702.4	$481.4	$2,035.7	$1,418.4
Operating expenses:
Cost of operations	404.1	356.8	1,165.6	1,051.2
Provision for loan losses	90.4	–	275.0	–
Depreciation and amortization	37.9	31.1	106.5	91.5

Total operating expenses	532.4	387.9	1,547.1	1,142.7

Operating income	170.0	93.5	488.6	275.7
Interest expense, net:
Securitization funding costs	43.1	–	128.3	–
Interest expense on certificates of deposit	7.3	6.6	23.5	19.8
Interest expense on long-term and other debt, net	33.7	31.9	98.9	84.1

Total interest expense, net	84.1	38.5	250.7	103.9

Income from continuing operations before income taxes	85.9	55.0	237.9	171.8
Income tax expense	32.9	9.7	90.9	55.0

Income from continuing operations	53.0	45.3	147.0	116.8
Income (loss) from discontinued operations, net of taxes	–	0.5	–	(13.7)

Net income	$53.0	$45.8	$147.0	$103.1

Per share data:
Basic – Income from continuing operations	$1.01	$0.86	$2.79	$2.05
Basic – Income (loss) from discontinued operations	–	0.01	–	(0.24)

Basic – Net income	$1.01	$0.87	$2.79	$1.81

Diluted – Income from continuing operations	$0.96	$0.82	$2.63	$2.01
Diluted – Income (loss) from discontinued operations	–	0.01	–	(0.23)

Diluted – Net income	$0.96	$0.83	$2.63	$1.78

Weighted average shares outstanding – basic	52.6	52.8	52.7	56.9
Weighted average shares outstanding – diluted	55.2	55.1	55.8	58.0

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED BALANCE SHEET
(In millions)
(Unaudited)

	As of	As of	As of
	September 30,	December 31,	September 30,
	2010	2009	2009
ASSETS
Cash and cash equivalents	$391.2	$213.4	$449.6
Credit card receivables, net	4,431.6	616.3	489.7
Redemption settlement assets(1)	495.5	574.0	592.3
Intangible assets, net	332.0	316.6	259.7
Goodwill	1,214.6	1,166.3	1,162.4
Other assets	1,265.6	2,339.1	1,944.9

Total assets	$8,130.5	$5,225.7	$4,898.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,180.8	$1,146.1	$1,130.1
Certificates of deposit	966.8	1,465.0	1,179.9
Asset backed securities debt	3,361.8	–	–
Debt(2)	1,929.6	1,782.4	1,811.9
Other liabilities	645.7	559.4	544.3

Total liabilities	8,084.7	4,952.9	4,666.2
Stockholders’ equity	45.8	272.8	232.4

Total liabilities and stockholders’ equity	$8,130.5	$5,225.7	$4,898.6

(1) LoyaltyOne redemption settlement assets aggregate $570 million at September 30, 2010. LoyaltyOne’s $74 million investment in retained interests in the World Financial Network National Bank trusts has been eliminated in consolidation under ASC 860.

(2) Included in debt is a discount of $250.2 million, $299.1 million and $314.5 million as of September 30, 2010, December 31, 2009 and September 30, 2009, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$147.0	$103.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106.5	91.5
Deferred income taxes	24.0	48.2
Provision for loan loss	275.0	44.3
Non-cash stock compensation	34.0	43.3
Fair value loss on interest rate derivative	5.4	–
Amortization of discount on convertible senior notes	48.9	37.2
Change in operating assets and liabilities, net of acquisitions	69.7	(120.2)
Other	(17.1)	58.7

Net cash provided by operating activities	693.4	306.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	22.0	29.7
Payments for acquired businesses, net of cash acquired	(117.0)	–
Change in credit card receivables	273.9	(221.5)
Capital expenditures	(48.3)	(39.7)
Other	33.5	(147.4)

Net cash provided by (used in) investing activities	164.1	(378.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	1,205.0	2,396.0
Repayment of borrowings	(1,089.5)	(2,327.9)
Issuances of certificates of deposit	94.0	1,100.4
Repayments of certificates of deposit	(592.2)	(609.4)
Proceeds from asset-backed securities	833.1	–
Maturities of asset-backed securities	(1,157.2)	–
Proceeds from issuance of common stock	31.8	23.8
Purchase of treasury shares	(76.7)	(417.8)
Other	(7.6)	189.7

Net cash (used in) provided by financing activities	(759.3)	354.8

Effect of exchange rate changes on cash and cash equivalents	(2.0)	10.7
Change in cash and cash equivalents	96.2	292.7

Cash effect on adoption of ASC 860 and ASC 810	81.6	–
Cash and cash equivalents at beginning of period	213.4	156.9

Cash and cash equivalents at end of period	$391.2	$449.6

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009	Change	2010	2009	Change
Segment Revenue:
LoyaltyOne	$184.4	$177.0	4%	$575.6	$505.0	14%
Epsilon	170.5	131.9	29%	433.8	372.5	16%
Private Label Services and Credit	349.6	167.0	109%	1,032.1	513.0	101%
Corporate/Other	0.3	5.5	nm	1.5	27.9	nm
Intersegment	(2.4)	–	nm	(7.3)	–	nm

	$702.4	$481.4	46%	$2,035.7	$1,418.4	44%

Segment Adjusted EBITDA:
LoyaltyOne	$46.4	$53.2	(13)%	$158.7	$146.5	8%
Epsilon	44.1	35.2	25%	102.7	87.7	17%
Private Label Services and Credit	144.0	67.8	112%	416.9	216.3	93%
Corporate/Other	(14.0)	(16.1)	(13)%	(44.2)	(36.1)	22%
Intersegment	(1.6)	–	nm	(5.0)	–	nm

	$218.9	$140.1	56%	$629.1	$414.4	52%

Key Performance Indicators:
Private Label statements generated	34.8	31.1	12%	106.6	94.1	13%
Average receivables	$4,910.0	$4,217.2	16%	$5,029.1	$4,197.4	20%
Credit sales	$2,046.5	$1,909.1	7%	$6,119.7	$5,401.5	13%
AIR MILES Reward Miles issued	1,124.3	1,169.5	(4)%	3,327.1	3,278.3	1%
AIR MILES Reward Miles redeemed	844.5	777.4	9%	2,538.8	2,321.4	9%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2010	2009	2010	2009
EBITDA and Adjusted EBITDA:
Income from continuing operations	$	53.0	$45.3	$147.0	$116.8
Income tax expense		32.9	9.7	90.9	55.0
Total interest expense, net		84.1	38.5	250.7	103.9
Depreciation and other amortization		17.2	15.4	50.1	45.7
Amortization of purchased intangibles		20.7	15.7	56.4	45.8

EBITDA		207.9	124.6	595.1	367.2
Stock compensation expense		11.0	14.6	34.0	43.3
Merger and other costs		–	0.9	–	3.9

Adjusted EBITDA	$	218.9	$140.1	$629.1	$414.4

Core Earnings:
Income from continuing operations	$	53.0	$45.3	$147.0	$116.8
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense		11.0	14.6	34.0	43.3
Amortization of purchased intangibles		20.7	15.7	56.4	45.8
Non-cash interest expense(1)		19.4	17.7	56.7	43.8
Merger and other costs		–	0.9	–	3.9
Income tax effect (2)		(18.5)	(17.5)	(53.4)	(49.3)

Core earnings	$	85.6	$76.7	$240.7	$204.3

Weighted average shares outstanding – diluted		55.2	55.1	55.8	58.0
Core earnings per share – diluted	$	1.55	$1.39	$4.31	$3.53

(1)	Represents amortization of imputed interest expense associated with our convertible debt and related amortization of debt issuance costs.

(2)	Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense, merger and other costs) using the Company’s effective tax rate of 38.2% for the three and nine month periods ended September 30, 2010. The Company’s effective rate for the three and nine month periods ended September 30, 2009 was 38.8%, without regard to the $12 million tax benefit.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended September 30, 2010
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$38.1	$5.8	$2.5	$–	$46.4
Epsilon	20.3	21.5	2.3	–	44.1
Private Label Services and Credit	133.3	8.9	1.8	–	144.0
Corporate/Other	(20.1)	1.7	4.4	–	(14.0)
Intersegment	(1.6)	–	–	–	(1.6)

	$170.0	$37.9	$11.0	$–	$218.9

	Three Months Ended September 30, 2009
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$43.4	$5.9	$3.9	$–	$53.2
Epsilon	15.5	18.0	1.7	–	35.2
Private Label Services and Credit	60.3	5.8	1.7	–	67.8
Corporate/Other	(25.7)	1.4	7.3	0.9	(16.1)

	$93.5	$31.1	$14.6	$0.9	$140.1

	Nine Months Ended September 30, 2010
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$133.6	$18.1	$7.0	$–	$158.7
Epsilon	38.6	57.6	6.5	–	102.7
Private Label Services and Credit	385.7	25.9	5.3	–	416.9
Corporate/Other	(64.3)	4.9	15.2	–	(44.2)
Intersegment	(5.0)	–	–	–	(5.0)

	$488.6	$106.5	$34.0	$–	$629.1

	Nine Months Ended September 30, 2009
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$120.4	$15.9	$10.2	$–	$146.5
Epsilon	29.0	51.8	6.9	–	87.7
Private Label Services and Credit	192.2	17.7	6.4	–	216.3
Corporate/Other	(65.9)	6.1	19.8	3.9	(36.1)

	$275.7	$91.5	$43.3	$3.9	$414.4

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.